UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Commission File No.: 0-28887

Date of Report: September 21, 2016

WESTPORT ENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3328734
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 Overlook Center, 2nd Floor	08540
(Address of principal executive offices)	(Zip Code)

(609) 498-7029

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (18 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (18 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (18 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (18 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Transaction

On September 17, 2016, we received a notice from each of the holders of our Senior Secured Convertible Debentures that certain events of default had occurred under our Senior Secured Convertible Debentures and the associated security documents (the “Debentures”). The holders indicated that the defaults occurred under (i) Section 2 (a) (i) of the Debentures, which provides that an event of default occurs when, among other things, we fail to pay to the holders of the Debentures any amount of principal, interest or other amounts when and as due under the Debentures and the associated security documents and (ii) Section 2 (a) (iii) of the Debentures, which provides, in relevant part, that events of default occur under the respective Debentures when we default in any of our obligations under any other debentures and such default results in such indebtedness becoming or being declared payable. Under the terms of the Debentures, we have an obligation to redeem the Debentures upon such defaults. The default notices also proposed that, if we are unable to meet our payment obligations as demanded under the default notices, we convey and surrender to the nominee of the Debenture holders, in full satisfaction of our obligations under the Debentures, our ownership interest in all of the outstanding shares of our subsidiary, Westport Energy Acquisition Inc., which shares were pledged as collateral to secure our obligations under the Debentures.

As of the date of each notice, there was an aggregate total of approximately $34,583,478 million in unpaid principal under the Debentures, plus accrued and unpaid interest and related expenses, all of which are now due and payable under the Debentures. Our existing capital resources are not sufficient to pay the outstanding amounts under the Debenture, as well as the remaining liabilities of the Company and of its subsidiaries, generally, as they will become due. We have notified the Debenture holders of our inability to meet our payment obligations and have commenced discussions with them regarding a resolution of the matter.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	Notice of Default from YA Global Investments, L.P. dated September 12, 2016.

99.2	Notice of Default from Queensbury Inc. dated September 12, 2016.

99.3	Notice of Default from Mountainville Ltd. dated September 12, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 21, 2016	WESTPORT ENERGY HOLDINGS INC.

	By:	/s/ Stephen J. Schoepfer
Stephen J. Schoepfer, Chief Executive Officer